  Exhibit 99.1

Transcript of
BK Technologies Corporation
First Quarter 2021 Earnings Call
May 13, 2021

Participants

Timothy Vitou - President, BK Technologies Corporation
Bill Kelly - Executive Vice President and Chief Financial Officer, BK Technologies Corporation

Presentation

Operator
Good morning, ladies and gentlemen, and welcome to the BK Technologies Corporation Conference Call for the First Quarter 2021. This call is being recorded. All participants have been placed on a listen-only mode. Following the management's remarks, the call will be open to questions.

Before turning the call over to our President, Mr. Timothy Vitou for opening remarks, I will provide the following Safe Harbor statement. Statements made during this conference call that are not based on historical facts are forward-looking statements. Such statements include, but are not limited to, projections or statements of future goals and targets regarding the company's revenue and profits. These statements are subject to known and unknown factors and risks.

The company's actual results, performance or achievements may differ materially from those expressed or implied by these forward-looking statements and some of the factors and risks that could cause or contribute to such material differences have been described in yesterday's press release and in BK's filings with the U.S. Securities and Exchange Commission. These statements are based on information and understandings that are believed to be accurate as of today, and we do not undertake any duty to update such forward-looking statements.

I will now turn the call over to Mr. Timothy Vitou, President of BK Technologies. Mr. Vitou, you may begin.

Timothy Vitou - President, BK Technologies Corporation
Thank you, Matthew, and thanks everyone for joining today. I'll arrange my comments as follows: first, I'll highlight our financial results, next, I'll spend some time providing operational updates, then I'll turn the call over to Executive Vice President and Chief Financial Officer, Bill Kelly, to dive deeper into the financial results. We'll conclude by opening the call for a brief Q&A.

Beginning with our financial results, Q1 revenue came in at $8.6 million compared with $10.9 million in the first quarter of last year. Revenues in Q1 were below internal expectations, due in part to the timing of certain orders from our existing customers, as well as some supply chain constraints.

Like many enterprises, COVID-19 has disrupted the operations of some of our customers and supply chain partners, slowing their ordering and fulfillment processes, respectively. It is important to emphasize this is not a demand issue, but rather a timing issue. Some of these orders have now been booked or are in the final procurement stage, giving us confidence that the second quarter will show growth.

Even with a short-term sales decrease, our gross margins were slightly above last year, reflecting efficiencies we have driven into our manufacturing operations, that have improved our utilization and absorption of manufacturing and support expenses.

We also realigned our sales and marketing teams, and implemented other initiatives over the past year to optimize our expense structure, reflected in our 16% reduction in SG&A in Q1, versus Q1 of last year.

In short, the company is well-positioned to see margin growth as we continue to scale our business. It's important to stay focused on the big picture. Over the last four years, this business has been totally transformed. We brought in a new executive management team and a new Board of Directors, implemented new R&D and engineering strategies, a new product roadmap and new manufacturing strategies.

While revenue in Q1 was down compared to the previous year, primarily due to timing of orders, our new BKR 5000 is being very well-received with product approvals and orders, from very demanding existing and new customers alike. This is reassuring given that we supply a critical product with life and death ramifications.

The next step in our product evolution is the BKR 9000. This new product which we expect to launch this year, has the potential to be transformative to our business. We've taken the time to listen to existing and potential customers, so that we can address their needs. The key advancement of the BKR 9000 is that for the first time, BK Technologies will have a product with multiband capabilities. This exponentially expands our potential market verticals and positions us for larger contracts.

As of right now, with our existing BK products, we can go after approximately 20% of the $2.3 billion LMR addressable market. The multiband capabilities of the BKR 9000 significantly expands the percentage of the addressable market we can pursue.

With the addition of the BKR 9000 to our family of products, we'll be able to effectively compete in new market verticals, such as oil and gas. We will also be able to penetrate deeper into the municipal public service market, and will have the capability to grab a larger piece of the police and structure fire markets. The two largest LMR market verticals.

For decades, the market leader Motorola has had what we estimate to be over 70% market share. We firmly believe that the market is ripe for disruption. Today, we have a low single digit market share, we project that with an increase of just a few percentage points in our market share has a potential to bring us to $100 million plus in annual revenue.

Additionally, the 9000 has even more attractive margins than our current product offerings. If you project out longer-term, as we penetrate these additional verticals and the business scales, we should be able to achieve gross margins over 50%, SG&A of less than 32% of sales, and an operating margin more than 12%. There's a lot of work to do to get there, but we see a clear path to achieving that over time.

I've spoken a lot about land mobile radio and our opportunity within this $2.3 billion addressable market. And there's plenty of opportunity for us within that number to drive growth.

However, that said, it's important to note that part of our longer-term strategy is to look at contiguous opportunities beyond LMR, that give us access to the additional areas of the $14.6 billion public safety market.

For example, this could include markets such as managed services, or emergency management tools and solutions, or cybersecurity equipment. This is not an immediate focus, but it's important to understand our long-term objectives, of further expanding addressable market beyond LMR, and building BK Technologies into a much larger company for shareholders.

Two key areas of focus have been product technology development, and improving our manufacturing processes. On the technology development front, we've significantly enhanced our capabilities over the past few years. We recently opened and announced our new technology innovation center in South Florida. The Technology Innovation Center's mission is to explore leading-edge communication technologies, and leverage that in designing solutions to wide ranging communication challenges, facing today's public safety professionals.

Leading the Technology Innovation Center is BK's Chief Technology Officer, Dr. Branko Avanic, who brings with him over 30-years of technology and development experience at Motorola. He's assembled a highly skilled engineering team with deep backgrounds in a broad array of technology disciplines, and extensive direct experience designing state of the art communication technology solutions.

We also launched several strategic initiatives several years ago, to significantly upgrade manufacturing processes. This includes bringing certain activities such as surface mount technology, or SMT in-house, while migrating others to U.S.-based manufacturing partners and qualified second sources for backup.

This strategy allows for improved quality control and shortens development lead time, while guarding against business interruptions, which ultimately yields benefits in product costs, inventory throughput, and working capital management.

Additionally, we now have a more cyber secure supply chain, which is increasingly important to government agencies.

Now let's dig into some of the customer traction we have seen for the BKR 5000 since we last spoke. First, we received various approvals of the new technology from customers. We received fire approval rating from the U.S. National Interagency Fire Center, or NIFC for the BKR 5000. Our engineering team worked closely with the NIFC team to achieve the status of fire approved for Interagency Fire use. This authorization enables the product to be used by all Federal employees and all personnel under contract with Federal government, working on wildland fires and forest health protection.

We received approval from the U.S. Department of the Interior, the DoI for the BKR 5000. This complements our NIFC fire approval certification, providing the necessary approval for the DoI purchases, including high risk fire and law enforcement use.

The DoI further noted that the product passed on every risk assessment code that they test. DoI agencies combined have an estimated 80,000 BK radios deployed across the nation. We've also had multiple orders for the BKR 5000 from some of the most demanding customers. We won a new strategic customer in the state of California.

The Idaho Department of Lands placed the largest single order in many years, upgrading the BKR 5000. We also secured business from a new municipal Fire and Rescue customer in Idaho, a state that ranks second in the nation for the percentage of homes at risk from wildfires.

We are awarded a new service contract by the U.S. Department of Agriculture's Forest Service for maintenance and repair of BK products. Replacing the previous service contract, this new contract extends our long-standing relationship with Forest Service, and provides us with reoccurring service revenue for many years.

The BKR 5000 was selected for purchase and deployed by the Kentucky chapter of a global environmental organization, with more than 1 million members in 70 countries. Alberta Health Services extended their contract. One of our key strategic objectives has been to establish a presence internationally. And this provides a foundation from which to grow our business in Canada. The Washington Department of Natural Resources, a very long-standing customer is starting to migrate to the BKR 5000, that's a sign of their confidence in the product.

Finally, highlighting our broad product platform NIFC purchased our KNG2 series P150 and P400 technology solutions.

Unfortunately, natural disasters are only getting more common, as we've all seen over the past few years. BK provides the people on the frontline with these products that they can depend on in life and death situations. We take great pride in that and look forward to getting our products in the hands of more of these heroes.

I'll now turn the call over to Bill Kelly, our Executive Vice President and Chief Financial Officer, who is going to review the financial and operating highlights. Bill?

Bill Kelly - Executive Vice President and Chief Financial Officer, BK Technologies Corporation
Thanks, Tim. Following is a summary of our financial and operating results for the period ending March 31, 2021.

Sales for the first quarter totaled approximately $8.6 million, compared with $10.9 million for the first quarter last year. As Tim reported, revenues in the first quarter were below internal expectations, due in part to the timing of certain customer orders, and delays within our supply chain.

Like many enterprises, COVID-19 has disrupted the operations of some of our customers and supply chain partners, slowing their processes. As Tim mentioned, this relates to timing rather than demand. Several of these customer orders have now been booked or in the final procurement stage, giving us confidence that second quarter will yield growth.

Gross profit margins as a percentage of sales for the first quarter were 36.2% compared with 35.8% for the first quarter last year. While gross profit margins for the first quarter of 2021 were materially consistent with the same quarter last year, they were adversely impacted by approximately 3.3% for one-time inventory reserves, related to our legacy product line the KNG series.

Absent this impact, gross profit margins for the first quarter of 2021 would have been approximately 39.5%.

Last year, we reduced manufacturing operations employment and other manufacturing-related expenses, and these reductions have improved our utilization and absorption of manufacturing and support expenses.

Selling, general and administrative expenses or SG&A for the first quarter decreased approximately $770,000 or 16.2%, to approximately $4 million, which was 46.4% of sales. This compares with $4.7 million, or 43.6% of sales for the same quarter last year.

In the first quarter last year, consistent with the employment and expense reductions in our manufacturing operations, we reduced SG&A employment as well as other expenses in sales, go to market, engineering and headquarters. These reductions impacted SG&A expenses, but were made later in last year's first and second quarter. We recognized an unrealized gain of $205,000 on our investment in PIH, compared with an unrealized loss of $306,000 for the first quarter last year.

Our net loss for the three months ended March 31, 2021, narrowed by approximately $498,000 or 41.8%, to approximately $694,000 or $0.06 per basic and diluted share, compared with a loss of approximately $1.2 million, or $0.09 per basic and diluted share for the same quarter last year.

As of March 31, 2021, working capital totaled approximately $13.2 million, of which approximately $10.9 million is comprised of cash, cash equivalents and trade receivables. This compares with working capital totaling approximately $15.1 million at 2020 year-end, which includes $13.3 million of cash, cash equivalents and trade receivables.

Our capital return program has paid 20 consecutive quarterly dividends. The last one was paid on April 26, 2021.

That concludes my remarks. We will now move on to the question-and-answer portion of the conference call. I would like to remind everyone that we do not provide financial and operating guidance on a quarterly or annual basis.

We're now ready to open the floor for questions.

Operator
Certainly. Ladies and gentlemen, the floor is now open for questions. [Operator Instructions] There are no questions in the queue at this time. Your first question is coming from Walter Ramsey [ph]. Your line is live.

Q: Thank you. Good morning. Congratulations. I got a couple of questions. The 9000 product line, can you tell us when you expect that to officially hit the market?

Timothy Vitou - President, BK Technologies Corporation
Thanks for the question, Walter. This is Tim. The 9000 is still tracking for release this year. There are several stages as you know, when we release the 5000. For example, there's a considerable amount of customer approvals that are required quite a bit of certification, of course, FCC approval. That's one level of release.

The second is when we start beginning customer orders and taking customer orders, I think you've seen we've already announced we've already accepted some pre-orders for that radio. I believe that we're still on track. It would be disingenuous to say a specific date like, July 7, something like that. We're looking at it from just a pure standpoint of when the radio is going to be released from engineering to manufacturing for commercial release. And that is still gated for the second-half of this year.

Q: Okay. So the product is still being developed?

Timothy Vitou - President, BK Technologies Corporation
We're in pretty much of a lockdown mode at this point, Walter. There's, again, so many levels of development, I could get into some crazy detail if you'd like on what level of the development it is. We're in the stages of -- the engineering team is doing their very advanced testing on the product.

Again, when we look at when we release a radio, it's when we plan on taking orders. And then when Randy our COO, is prepared to commercially release that product to the customer. So the development process is still developing.

You'll notice that I mentioned in my portion of the conversation this morning that we've had extensive feedback from our customers, which is, it's like music to our ears to get that level of concern and interest in helping us develop this product. So, we are taking our time making sure that we're absorbing all of this input we're getting from our customers in the feedback, so that we can include it to make sure that this radio is an absolute product that delivers what the customers are looking for.

Q: Okay. That sounds good. And then as far as the current product line goes the 5000, then the older can KNGs, what percentage of the orders now are the 5000 compared to the -- which I guess you would call the legacy stuff?

Timothy Vitou - President, BK Technologies Corporation
Our legacy equipment still dominates for sure. We are accepting and we've released quite a few press releases, you'll noticed in the last six months on very strategic customers, already migrating to the 5000. I'm not sure that I'm prepared to give an exact 20%, 40% percentage number, but what's encouraging Walter is that the sales level that I monitor on a very daily basis, excuse me, all are quoting. And our RFP and RFQ responses have been substantially geared toward the 5000 going forward.

We still have some very long-standing customers that are diehard KNG fans, and are continuing to still purchase that product. So, I think it's a very fluid percentage that's going to be obviously growing much, much quicker and much deeper into the 5000 as we go forward.

Q: Okay. And I don't know if anybody else's in the queue, but if not, just if you could comment on the supply problems getting the parts from overseas, I guess. You indicated that was a problem. And also the customers themselves that they were virtual or they've gone back to real life, so to speak, and business as usual. Are you still battling it out with the zoom calls and all that stuff?

Timothy Vitou - President, BK Technologies Corporation
Two part questions, supply chain and then the access to customers due to COVID, as I listened, Walter. The supply chain, we are seeing extended lead times. And the difficulty or the challenge in Randy and his team from the procurement office is trying to make sure that we're staying ahead of the curve. We are shipping right now. We can deliver to all of our customers the requirements they need, just on a pretty much an extended basis.

We used to have a book to ship ratio that was literally in days, it's now turning more in the weeks, nothing that's preventing us from or causing any customer concern. It's just giving them the guidance that they were not going to take an order Monday and ship at Friday. We're going to take an order Monday, and it may ship in a couple of weeks. And they're perfectly okay with that. It's hard to tell really how the supply chain will unfold. But we're monitoring it extremely closely.

The second-half of your question was about customer access, and it's an interesting dynamic. We are seeing some access to customers. Years ago, we'd go into a meeting with a customer group and they'd have 10 people on their side of the table to one or two of us. And we'd be presenting to the masses. When we kind of shifted into a zoom remote mode, we still had that dynamic where we'd be one or two people on the call and they'd have their eight or nine or 10 on their side on the zoom call.

What's happening now is they're allowing us to come in, but it's one on one, it's kind of interesting. I prefer it to be the zoom, where we can talk to more people at one time. So as some of these government agencies, which is all we deal with city, county, state and Feds, as they open their doors, and we're allowed in they're still giving us a little bit of a straight arm on face to face. But I believe that the kind of world is shifted Walter into a zoom-oriented kind of world. And I think that our sales guys are becoming very, very efficient at presenting and talking and selling over the tool. Last year was our second highest sales number on record.

I don't see that changes a whole lot, maybe in the next couple of quarters with the vaccine and as people are opening up, more and more governments are opening up, we will be allowed in to bigger sales events. I noticed the industry shows are starting to fire up again later this summer in August and September. So that's always a good sign as well.

Q: Okay. Well, thanks for answering the questions. That's great.

Timothy Vitou - President, BK Technologies Corporation
You bet. Thank you, Walt.

Operator
Thank you. [Operator Instructions] There are no further questions in the queue at this time. I will now turn the floor back to our hosts.

Timothy Vitou - President, BK Technologies Corporation
Thank you, Matthew, and thanks everyone for participating today. We look forward to speak with you again when we report our Q2, 2021 earnings results in August. All the best all of you, and have a great day today.

Operator
Thank you, ladies and gentlemen, this does conclude today's event. You may disconnect your lines at this time, and have a wonderful day. Thank you for your participation.